                                                                       Exhibit 1


                                   F.M. KIRBY
                                17 DEHART STREET
                                  P.O. BOX 151
                            MORRISTOWN, NJ 07963-0151


                                                              September 16, 1999

973-538-4800
973-538-4801 FAX

Fidelity National Financial, Inc.
17911 Von Karman Avenue, Suite 300
Irvine, CA 92614

Gentlemen:

         Reference is made to the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 1, 1999, by and between Fidelity National Financial, Inc., a Delaware corporation ("Fidelity"), and Chicago Title Corporation, a Delaware corporation (the "Company").

         The undersigned stockholder of the Company hereby agrees, for a period ending upon the earlier of the consummation of the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement, to vote all shares of common stock, par value $1.00 per share, of the Company over which he exercises voting power in a non-fiduciary capacity at the meeting of the stockholders of the Company called by the Company for the purpose of seeking approval and adoption of the Merger Agreement and the transactions contemplated thereby, in favor of such approval and adoption.

         This letter agreement shall terminate, and be of no further force and effect, in the event that the Merger Agreement is amended so that the terms thereof, in the undersigned's reasonable judgment, are less favorable to the stockholders of the Company.


                                                     Very truly yours,


                                                     /s/ F.M. Kirby



FMK:msw


cc: John Rau